UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2016

EMC INSURANCE GROUP INC.
(Exact name of registrant as specified in its charter)

Iowa	0-10956	42-6234555
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Mulberry Street, Des Moines, Iowa	50309
(Address of principal executive offices)	(Zip Code)

(515) 345‑2902
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 2, 2016, the Board of Directors of EMC Insurance Group Inc. (the Company) approved the terms of compensation to be paid to non-employee directors for the ensuing year, effective as of May 19, 2016 (the date of the Company’s Annual Meeting of Stockholders). Compensation for non-employee directors includes an annual retainer of $50,000, board and committee meeting attendance fees of $2,000 per meeting, reimbursement of travel and business expenses and an award of 500 shares of the Company's common stock in the form of restricted stock, subject to the approval of the Senior Executive Compensation Committee of the board of directors of Employers Mutual Casualty Company (the Company's parent company) in its capacity as administrator of the stock incentive plan. The restricted stock will vest ratably over a period of three years and not be forfeited upon retirement from the Board. In addition, the chair of the Board of Directors shall receive an annual fee of $20,000, the chair of the audit committee shall receive an annual fee of $17,000, the chairs of all other board committees shall receive an annual fee of $4,500 and the chairs of each board committee shall receive an additional $1,000 committee meeting fee for each meeting at which such director serves as chair. Non-employee directors are also entitled to receive $1,000 ($1,500 for the chair of the audit committee) for each special audit committee meeting held primarily for the purpose of considering revisions to the Company's operating income guidance for the year, $2,000 and reimbursement of travel and business expense for each day that they attend an approved educational program or seminar, $2,000 for each webinar and similar computer-based educational program attended lasting more than two hours, and $250 for each webinar and similar computer-based educational program attended lasting two hours or less. The non-employee directors are also eligible to participate in Employers Mutual Casualty Company’s Non-Employee Director Stock Purchase Plan. Under this plan, directors are allowed to purchase the Company’s common stock in an amount up to 100 percent of their annual retainer at a price equal to 75 percent of the fair market value of the common stock on the purchase date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized, on March 3, 2016.

EMC INSURANCE GROUP INC.
Registrant

/s/ Mark E. Reese
Mark E. Reese
Senior Vice President and
Chief Financial Officer